                                                                    EXHIBIT 10.1



                          AGREEMENT AND PLAN OF MERGER




                                 By and Between

                             WASHINGTON MUTUAL, INC.

                                       and

                        LONG BEACH FINANCIAL CORPORATION




                            Dated as of May 18, 1999

1       DEFINITIONS..............................................................1
        1.1     Defined Terms....................................................1
        1.2     Other Definitional Provisions....................................3
2       THE MERGER...............................................................3
        2.1     The Merger.......................................................3
        2.2     Effective Time...................................................3
        2.3     Effects of the Merger............................................4
        2.4     Closing of the Merger............................................4
        2.5     Conversion of Long Beach Common Stock............................4
        2.6     Merger Consideration.............................................5
        2.7     Preference Procedures............................................5
        2.8     Washington Mutual Common Stock; Washington Mutual
                Preferred Stock..................................................7
        2.9     Options..........................................................7
        2.10    Articles of Incorporation........................................8
        2.11    Bylaws...........................................................8
        2.12    Board of Directors...............................................8
        2.13    Tax Consequences.................................................8
        2.14    Reservation of Right to Revise Transaction Structure.............8
        2.15    Stock Option Agreement...........................................8
3       EXCHANGE OF SHARES.......................................................8
        3.1     Washington Mutual to Make Shares Available.......................8
        3.2     Exchange of Shares...............................................9
4       REPRESENTATIONS AND WARRANTIES OF LONG BEACH............................11
        4.1     Corporate Organization..........................................11
        4.2     Capitalization..................................................11
        4.3     Authority; No Violation.........................................12
        4.4     Consents and Approvals..........................................13
        4.5     Reports.........................................................14
        4.6     Financial Statements............................................14
        4.7     Broker's Fees...................................................15
        4.8     Absence of Certain Changes or Events............................15
        4.9     Legal Proceedings...............................................15
        4.10    Taxes...........................................................16
        4.11    Employees; Employee Benefit Plans...............................16
        4.12    SEC Reports.....................................................18
        4.13    Compliance with Applicable Law..................................19
        4.14    Certain Contracts...............................................19
        4.15    Agreements with Regulatory Agencies.............................20
        4.16    Undisclosed Liabilities.........................................20
        4.17    Rights Agreement; Anti-takeover Provisions......................20

        4.18    Long Beach Information..........................................20
        4.19    Title to Property...............................................20
        4.20    Insurance.......................................................21
        4.21    Environmental Liability.........................................22
        4.22    Opinion of Financial Advisor....................................22
        4.23    Patents, Trademarks, Etc........................................22
        4.24    Loan Matters....................................................22
        4.25    Year 2000 Compliance............................................23
        4.26    Labor Matters...................................................24
5       REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL.....................24
        5.1     Corporate Organization..........................................24
        5.2     Capitalization..................................................24
        5.3     Authority; No Violation.........................................25
        5.4     Consents and Approvals..........................................26
        5.5     Reports.........................................................26
        5.6     Financial Statements............................................26
        5.7     Broker's Fees...................................................27
        5.8     Absence of Certain Changes or Events............................27
        5.9     Legal Proceedings...............................................27
        5.10    SEC Reports.....................................................28
        5.11    Compliance with Applicable Law..................................28
        5.12    Agreements with Regulatory Agencies.............................28
        5.13    Washington Mutual Information...................................28
6       COVENANTS RELATING TO CONDUCT OF BUSINESS...............................29
        6.1     Conduct of Businesses Prior to the Effective Time...............29
        6.2     Long Beach Forbearances.........................................29
        6.3     No Fundamental Washington Mutual Changes........................32
7       ADDITIONAL AGREEMENTS...................................................32
        7.1     Regulatory Matters..............................................32
        7.2     Access to Information...........................................33
        7.3     Stockholder Approval............................................34
        7.4     Legal Conditions to Merger......................................34
        7.5     Affiliates......................................................35
        7.6     Stock Exchange Listing..........................................35
        7.7     Employees; Employee Benefit Plans...............................35
        7.8     Indemnification; Directors' and Officers' Insurance.............36
        7.9     Additional Agreements...........................................37
        7.10    Advice of Changes...............................................38
        7.11    Subsequent Interim and Annual Financial Statements..............38
8       CONDITIONS PRECEDENT....................................................38
        8.1     Conditions to Each Party's Obligation to Effect the Merger......38
        8.2     Conditions to Obligations of Washington Mutual..................39

        8.3     Conditions to Obligations of Long Beach.........................40
9       TERMINATION AND AMENDMENT...............................................41
        9.1     Termination.....................................................41
        9.2     Effect of Termination...........................................43
        9.3     Amendment.......................................................44
        9.4     Extension; Waiver...............................................44
10      GENERAL PROVISIONS......................................................44
        10.1    Nonsurvival of Representations, Warranties and Agreements.......44
        10.2    Expenses........................................................44
        10.3    Notices.........................................................44
        10.4    Interpretation..................................................45
        10.5    Counterparts....................................................46
        10.6    Entire Agreement................................................46
        10.7    Governing Law...................................................46
        10.8    Severability....................................................46
        10.9    Publicity.......................................................46
        10.10   Assignment; Third Party Beneficiaries...........................47

EXHIBITS
        Exhibit 2.15 - Stock Option Agreement

ANNEXES
        Annex A - Form of Tax Opinion
        Annex B - Employment Agreements under Section 8.2(f)
        Annex C - Noncompetition Agreements under Section 8.2(g)

                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER, dated as of May 18, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual") and LONG BEACH FINANCIAL CORPORATION, a Delaware corporation ("Long Beach").

        The respective Boards of Directors of each of Washington Mutual and Long Beach have determined that it is in the best interests of their respective companies and the stockholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. DEFINITIONS

        1.1 Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

             Term                                          Section
             ----                                          -------
             Agreement                                     Preamble
             Articles of Merger                            2.2
             Business Day                                  2.4
             Cash Fraction                                 2.7(e)
             Cash Preference Amount                        2.7(e)
             Cash Preference Shares                        2.7(a)
             Certificate of Merger                         2.2
             Change of Control                             9.1(h)
             Claims                                        7.8(a)
             Closing                                       2.4
             Closing Date                                  2.4
             Code                                          Preamble
             Common Certificates                           2.5(b)
             Confidentiality Agreement                     7.2(b)
             Delaware Secretary                            2.2
             DGCL                                          2.1
             DPC Shares                                    2.5(c)
             Effective Date                                2.2
             Effective Time                                2.2
             Environmental Laws                            4.21

             Term                                          Section
             ----                                          -------
             ERISA                                         4.11(a)
             ERISA Affiliate                               4.11(a)
             Exchange Act                                  4.6
             Exchange Agent                                3.1
             Exchange Fund                                 3.1
             Exchange Ratio                                2.9
             GAAP                                          4.1
             Governmental Entity                           4.4
             HSR Act                                       4.4
             HUD                                           4.24(f)
             Indemnified Parties                           7.8(a)
             Injunction                                    8.1(e)
             Liens                                         4.2(b)
             Loans                                         4.24(a)
             Long Beach                                    Preamble
             Long Beach Common Stock                       2.5(a)
             Long Beach Contract                           4.14(a)
             Long Beach Disclosure Schedule                4.2(a)
             Long Beach Option                             2.9
             Long Beach Preferred Stock                    4.2(a)
             Long Beach Reports                            4.12
             Long Beach Rights                             2.5(a)
             Long Beach Rights Agreement                   2.5(a)
             Long Beach Stock Option Plan                  2.9
             Mailing Date                                  2.7(a)
             Market Value                                  2.6(b)
             Material Adverse Effect (Long Beach)          4.1(a)
             Material Adverse Effect (Washington Mutual)   5.1(a)
             Merger                                        2.1
             Merger Consideration                          2.6(a)
             NYSE                                          2.6(b)
             No Preference Shares                          2.7(b)
             PBGC                                          4.11(c)
             Plans                                         4.11(a)
             Preference Deadline                           2.7(b)
             Preference Form                               2.7(a)
             Proxy Statement/Prospectus                    4.4
             Regulatory Agreement                          4.15
             REO                                           4.19(a)
             Representatives                               6.2(f)
             Requisite Regulatory Approvals                8.1(c)
             S-4                                           4.4

             Term                                          Section
             ----                                          -------
             SEC                                           4.4
             Securities Act                                4.12
             Stock Option Agreement                        2.15
             Stock Preference Shares                       2.7(a)
             Subsidiary                                    2.5(a)
             Superior Proposal                             9.1(h)
             Surviving Company                             2.1
             Takeover Proposal                             6.2(f)
             Tax Returns                                   4.10(c)
             Taxes                                         4.10(b)
             Trust Account Shares                          2.5(c)
             Washington Mutual                             Preamble
             Washington Mutual Common Stock                2.5(c)
             Washington Mutual Disclosure Schedule         5.2
             Washington Mutual Preferred Stock             5.2
             Washington Mutual Regulatory Agreement        5.12
             Washington Mutual Reports                     5.10
             Washington Mutual Rights Agreement            5.2
             Washington Secretary                          2.2
             WBCA                                          2.1

        1.2 Other Definitional Provisions. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. THE MERGER

        2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL") at the Effective Time (as defined in Section 2.2 hereof), Long Beach shall merge (the "Merger") with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the "Surviving Company") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual, Inc. Upon consummation of the merger, the separate corporate existence of Long Beach shall terminate.

        2.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Washington (the "Washington Secretary") and in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), on the Closing Date (as defined in Section 2.4(b) hereof). The term "Effective Time" shall mean the date (the "Effective Date") and time when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

        2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 11 of the WBCA and Section 252 of the DGCL.

        2.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 9:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day following the later of (i) the date which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) 17 Business Days after the Preference Deadline (as defined in Section 2.7(b)), or such other date or time as the parties may mutually agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

        2.5 Conversion of Long Beach Common Stock. At the Effective Time, without any action on the part of Washington Mutual, Long Beach or the holder of any of the shares of common stock of Long Beach, the Merger shall be effected in accordance with the following terms:

               (a) Each share of the common stock, par value $.001 per share, of Long Beach (the "Long Beach Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Long Beach Common Stock held
(x) in Long Beach's treasury or (y) directly or indirectly by Washington Mutual or any of its Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)), together with the rights (the "Long Beach Rights") attached thereto issued pursuant to the Rights Agreement, dated as of November 10, 1997 (as amended and supplemented, the "Long Beach Rights Agreement"), between Long Beach and American Stock Transfer & Trust Company, as Rights Agent, shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon. For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such person directly or indirectly through one or more intermediaries.

               (b) All of the shares of Long Beach Common Stock (and related Long Beach Rights) converted into the right to receive the Merger Consideration pursuant to this Section 2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a "Common Certificate") previously representing any such shares (and related Long Beach Rights) shall thereafter represent solely the right to receive the Merger Consideration. Common Certificates previously representing shares of Long Beach Common Stock (and related Long Beach Rights) shall be exchanged for the Merger Consideration upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

               (c) At the Effective Time, all shares of Long Beach Common Stock that are owned by Long Beach as treasury stock and all shares of Long Beach Common Stock that are owned directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries (other than shares of Long Beach Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of common stock, no par value per share, of Washington Mutual ("Washington Mutual Common Stock") which are similarly held, whether held directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of Long Beach Common Stock held by Washington Mutual or Long Beach or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Long Beach Common Stock, and shares of Washington Mutual Common Stock which are similarly held, whether held directly or indirectly by Washington Mutual or Long Beach or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

               (d) The holders of Long Beach Common Stock shall not be entitled to appraisal rights under the DGCL in connection with the Merger.

        2.6 Merger Consideration.

               (a) For purposes of this Agreement, the "Merger Consideration" shall be $15.50 per share.

               (b) For purposes of this Agreement, "Market Value" means, with respect to Washington Mutual Common Stock, the average of the daily closing prices for such security on the New York Stock Exchange ("NYSE") (or such principal exchange or market on which such security may then be listed or may trade) for the five consecutive trading days commencing on the eighth trading day prior to the Effective Date. During such five trading days, and for the two trading days before the first such trading day, Washington Mutual and its Subsidiaries and affiliates shall suspend all repurchases of Washington Mutual Common Stock, whether pursuant to a previously authorized stock repurchase program or otherwise.

               (c) If prior to the Effective Time the outstanding shares of Long Beach Common Stock shall, with the prior written consent of Washington Mutual required by Section 6.2, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Long Beach Common Stock's capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

        2.7 Preference Procedures.

               (a) A preference form in such form as Washington Mutual and Long Beach have mutually agreed ("Preference Form") will be mailed 30 days prior to the anticipated Effective Time or on such other date as Washington Mutual and Long Beach may mutually agree (the "Mailing Date") to each holder of record of Long Beach Common Stock as of five Business Days prior to the Mailing Date. Each Preference Form shall permit the holder through appropriate and customary documentation and instructions to indicate an irrevocable and binding preference to receive only Washington Mutual Common Stock with respect to all or a portion of such holder's Long Beach Common Stock ("Stock Preference Shares") or to receive the Merger Consideration in cash for all or a portion of such holder's Long Beach Common Stock ("Cash Preference Shares").

               (b) Any Long Beach Common Stock with respect to which the holder (or the beneficial owner, as the case may be) does not submit to the Exchange Agent (as defined in Section 3.1), an effective, properly completed Preference Form, on or before 5:00 p.m., Pacific Time on the 20th day following the Mailing Date (or such other time and date as Washington Mutual and Long Beach may mutually agree) (the "Preference Deadline") shall be referred to herein as "No Preference Shares." Any such preference shall be deemed properly completed only if the Exchange Agent actually received a properly completed and duly executed Preference Form and the certificates (or customary affidavits and indemnification or bond regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) evidencing the shares of Long Beach Common Stock covered by such preference by the Preference Deadline. Once submitted to the Escrow Agent, each Preference Form shall be irrevocable and binding upon the person submitting such Preference Form and no changes shall be permitted thereto. Subject to the terms of this Agreement and of the Preference Form, the Exchange Agent will have reasonable discretion to determine whether any expression of a preference has been properly or timely made and to disregard immaterial defects in the Preference Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Long Beach, Washington Mutual nor the Exchange Agent is under any obligation to notify any person of any defect in a Preference Form.

               (c) All No Preference Shares shall be deemed to constitute Stock Preference Shares for the purpose of determining the form (cash or Washington Mutual Common Stock) of Merger Consideration to be paid. At the Effective Time, each Stock Preference Share will be converted into the right to receive that number of shares of Washington Mutual Common Stock equal to the Exchange Ratio.

               (d) With respect to Stock Preference Shares, Washington Mutual and Long Beach shall cause the Exchange Agent to convert all Stock Preference Shares into the right to receive Washington Mutual Common Stock.

               (e) If the product of the aggregate number of Cash Preference Shares and the Merger Consideration exceeds the product of (x) the Merger Consideration and (y) 48% and (z) the total outstanding shares of Long Beach Common Stock as of the Effective Time (the "Cash Preference Amount"), all Stock Preference Shares and all No Preference Shares shall be converted into the right to receive Washington Mutual Common Stock as specified in Section 2.7(c) above, and the Cash Preference Shares shall be converted into the right to receive Washington Mutual Common Stock and cash in the following manner:

        each Cash Preference Share shall be converted into the right to receive
        (A) an amount in cash, without interest, equal to the product of (1) the Merger Consideration and (2) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Preference Amount and the denominator of which shall be the product of the total number of Cash

        Preference Shares and the Merger Consideration, and (B) a number of shares of Washington Mutual Common Stock equal to the product of (1) the Exchange Ratio and (2) a fraction equal to one minus the Cash Fraction.

        If the product of the aggregate number of Cash Preference Shares and the Merger Consideration does not exceed the Cash Preference Amount, then each Cash Preference Share shall be converted into the right to receive $15.50 in cash.

        2.8 Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of any preferred stock of Washington Mutual issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

        2.9 Options. At the Effective Time, each option (vested or unvested) granted by Long Beach to purchase shares of Long Beach Common Stock (each a "Long Beach Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Long Beach Common Stock and shall be converted automatically into a fully vested option to purchase shares of Washington Mutual Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Long Beach's 1997 Stock Incentive Plan, as amended to date (the "Long Beach Stock Option Plan"), and the agreements evidencing grants thereunder):

               (a) the number of shares of Washington Mutual Common Stock to be subject to the new option shall be equal to the product of the number of shares of Long Beach Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

               (b) the exercise price per share of Washington Mutual Common Stock under the new option shall be equal to the exercise price per share of Long Beach Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

        "Exchange Ratio" shall mean the quotient determined by dividing the Merger Consideration by the Market Value of the Washington Mutual Common Stock.

        In the case of any options which are "incentive stock options" (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. The duration and other terms of the new option shall be the same (other than as to vesting) as the original option except that all references to Long Beach shall be deemed to be references to Washington Mutual.

        2.10 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

        2.11 Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

        2.12 Board of Directors. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

        2.13 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in
Section 354 of the Code.

        2.14 Reservation of Right to Revise Transaction Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such change to be desirable, including, without limitation, to provide for a merger of Long Beach with and into a Subsidiary of Washington Mutual in which such Subsidiary is the surviving corporation, provided, however, that no such change shall (A) alter or change the amount or kind of Merger Consideration to be received by holders of Long Beach Common Stock, or (B) materially and adversely affect (in the opinion of Washington Mutual's outside tax counsel and Long Beach's outside tax counsel) the anticipated tax consequences of the Merger to the holders of Long Beach Common Stock.

        2.15 Stock Option Agreement. As an inducement to Washington Mutual to continue to pursue the transactions contemplated by this Agreement, Long Beach will grant to Washington Mutual an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit 2.15 hereto (the "Stock Option Agreement").

3. EXCHANGE OF SHARES

        3.1 Washington Mutual to Make Shares Available. At or prior to the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or Washington Mutual's transfer agent (the "Exchange Agent"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 3, certificates representing the shares of Washington Mutual Common Stock and cash, including an estimated amount of cash that may be payable in lieu of any fractional shares (such cash, including the cash payable in lieu of fractional shares of Washington Mutual Common Stock, and certificates for shares of Washington Mutual Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 2.5 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Long Beach Common Stock.

        3.2 Exchange of Shares.

               (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Common Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration, into which the shares of Long Beach Common Stock represented by such Common Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock to which such holder of Long Beach Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash (if any) (including cash payable in lieu of fractional shares of Washington Mutual Common Stock, if any) which such holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Common Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash (including cash payable in lieu of fractional shares).

               (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock shall be paid to the holder of any unsurrendered Common Certificate entitled to receive shares of Washington Mutual Common Stock hereunder until the holder thereof shall surrender such Common Certificate in accordance with this Section 3. After the surrender of a Common Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock represented by such Common Certificate.

               (c) If any certificate representing shares of Washington Mutual Common Stock is to be issued in the name of or cash is to be paid to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Washington Mutual Common Stock in the name of and payment of cash to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Long Beach of the shares of Long Beach Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Washington Mutual Common Stock and payment of cash as provided in this Section 3.

               (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Washington Mutual Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Washington Mutual Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Washington Mutual. In lieu of the issuance of any such fractional share, Washington Mutual shall pay to each former holder of Long Beach Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of Washington Mutual Common Stock as of the date on which the Effective Time occurs by (ii) the fraction of a share of Washington Mutual Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereto. For purposes of determining any such fractional share interests, all shares of Long Beach Common Stock owned by any Long Beach stockholder shall be combined so as to calculate the maximum number of shares of Washington Mutual Common Stock issuable to such holder of Long Beach Common Stock.

               (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Long Beach for twelve months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Long Beach who have not theretofore complied with this Section 3 shall thereafter look only to Washington Mutual for payment of the shares of Washington Mutual Common Stock, cash (including cash in lieu of any fractional shares) and unpaid dividends and distributions on the Washington Mutual Common Stock deliverable in respect of each share of Long Beach Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Long Beach, the Exchange Agent or any other person shall be liable to any former holder of shares of Long Beach Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (g) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Washington Mutual Common Stock and cash (including cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF LONG BEACH

        Long Beach hereby represents and warrants to Washington Mutual as follows:

        4.1 Corporate Organization.

               (a) Long Beach is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Long Beach has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Long Beach. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Long Beach, a material adverse effect on the business, results of operations, financial condition or prospects of Long Beach and its Subsidiaries taken as a whole or a material adverse effect on Long Beach's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect on Long Beach shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or United States generally accepted accounting principles ("GAAP") or (ii) any changes in general economic conditions affecting mortgage banking businesses or their holding companies generally. The copies of the Certificate of Incorporation and Bylaws of Long Beach which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

               (b) Each Subsidiary of Long Beach (i) is duly organized and validly existing as a corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Long Beach, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2 Capitalization.

               (a) The authorized capital stock of Long Beach consists of 150,000,000 shares of Long Beach Common Stock and 25,000,000 shares of preferred stock, par value $.001 per share (the "Long Beach Preferred Stock"). At the close of business on May 14, 1999, there were 22,609,618 shares of Long Beach Common Stock outstanding, no shares of Long Beach Preferred Stock outstanding and 2,400,982 shares of Long Beach Common Stock held in Long Beach's treasury. As of May 14, 1999, no shares of Long Beach Common Stock or Long Beach Preferred Stock were reserved for issuance, except for 3,750,000 shares of Long Beach Common Stock reserved for issuance upon the exercise of stock options pursuant to the Long Beach Stock Option Plan (including 750,000 shares in the Long Beach Stock Option Plan that are subject to stockholder approval) and 4,477,500 shares of Long Beach Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Long Beach Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Long Beach delivered to Washington Mutual concurrently herewith (the "Long Beach Disclosure Schedule"), (ii) as provided in the Long Beach Rights Agreement (a true and correct copy of which, including all amendments thereto, has been made available to Washington Mutual), (iii) the Option and (iv) as set forth elsewhere in this Section 4.2(a), Long Beach does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Long Beach Common Stock or Long Beach Preferred Stock or any other equity securities of Long Beach or any securities representing the right to purchase or otherwise receive any shares of Long Beach Common Stock or Long Beach Preferred Stock. Except as set forth in Section 4.2(a) of the Long Beach Disclosure Schedule, since May 14, 1999, Long Beach has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Long Beach Disclosure Schedule.

               (b) Section 4.2(b) of the Long Beach Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of Long Beach. Except as set forth in Section 4.2(b) of the Long Beach Disclosure Schedule, Long Beach owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Long Beach's Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Long Beach nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Long Beach or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

               (c) Except as disclosed in Section 4.2(c) of the Long Beach Disclosure Schedule and for the ownership of Long Beach's Subsidiaries, neither Long Beach nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)), corporation, firm, partnership, joint venture or other entity.

        4.3 Authority; No Violation.

               (a) Long Beach has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Long Beach. The Board of Directors of Long Beach has directed that the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement and the transactions contemplated hereby be submitted to Long Beach's stockholders for approval at a meeting of such stockholders and, except for the adoption of such agreement of merger by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Long Beach Common Stock, no other corporate proceedings on the part of Long Beach are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Long Beach and (assuming due authorization, execution and delivery by Washington Mutual) each constitutes a valid and binding obligation of Long Beach, enforceable against Long Beach in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 4.3(b) of the Long Beach Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Long Beach nor the consummation by Long Beach of the transactions contemplated hereby or thereby, nor compliance by Long Beach with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Long Beach or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Long Beach or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Long Beach or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Long Beach or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Long Beach.

        4.4 Consents and Approvals. Except for (i) approval of the listing of Washington Mutual Common Stock to be issued in the Merger on NYSE, (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Long Beach's stockholders to be held to vote on approval of this Agreement and the Merger (the "Proxy Statement/Prospectus") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iii) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Long Beach, (v) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) the consents and approvals set forth in Section
4.4 of the Long Beach Disclosure Schedule, and (viii) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by Long Beach of this Agreement and (B) the consummation by Long Beach of the Merger and the other transactions contemplated hereby.

        4.5 Reports. Long Beach and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since May 2, 1997 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Long Beach and its Subsidiaries or as set forth in Section 4.5 of the Long Beach Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Long Beach, threatened an investigation into the business or operations of Long Beach or any of its Subsidiaries since May 2, 1997. Except as set forth in Section 4.5 of the Long Beach Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Long Beach or any of its Subsidiaries.

        4.6 Financial Statements. Long Beach has previously made available to Washington Mutual copies of (a) the consolidated balance sheets of Long Beach and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Long Beach's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche LLP, independent auditors with respect to Long Beach, and (b) the unaudited consolidated balance sheets of Long Beach and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Long Beach's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Long Beach and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Long Beach and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        4.7 Broker's Fees. Except as set forth in Section 4.7 of the Long Beach Disclosure Schedule, neither Long Beach nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Long Beach Disclosure Schedule have previously been furnished to Washington Mutual.

        4.8 Absence of Certain Changes or Events.

               (a) Except as publicly disclosed in the Long Beach Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in
Section 4.8(a) of the Long Beach Disclosure Schedule, since December 31, 1998, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Long Beach.

               (b) Except as publicly disclosed in the Long Beach Reports filed prior to the date hereof, or as set forth in Section 4.8(b) of the Long Beach Disclosure Schedule, since December 31, 1998, Long Beach and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Long Beach nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 1998, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

        4.9 Legal Proceedings.

               (a) Except as set forth in Section 4.9(a) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Long Beach's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Long Beach or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Long Beach.

               (b) Except as set forth in Section 4.9(b) of the Long Beach Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Long Beach, any of its Subsidiaries or the assets of Long Beach or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Long Beach or the Surviving Company.

        4.10 Taxes.

               (a) Except as set forth in Section 4.10(a) of the Long Beach Disclosure Schedule: (x) each of Long Beach and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Long Beach (in accordance with GAAP) for all Taxes (as hereinafter defined) related to such Tax Returns; (y) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to Long Beach or any of its Subsidiaries; and (z) there are no material Liens for Taxes upon the assets of either Long Beach or its Subsidiaries except for statutory liens for current Taxes not yet due.

               (b) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

               (c) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including without limitation all information returns relating to Taxes of third parties.

               (d) Neither Long Beach nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

        4.11 Employees; Employee Benefit Plans.

               (a) Section 4.11(a) of the Long Beach Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained as of the date of this Agreement (the "Plans") by Long Beach or any of its Subsidiaries or by any trade or business, whether or not incorporated (an

"ERISA Affiliate"), all of which together with Long Beach would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

               (b) Long Beach has previously made available to Washington Mutual true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

               (c) Except as set forth in Section 4.11(c) of the Long Beach Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Long Beach, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Long Beach, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) to the best knowledge of Long Beach no liability under Title IV of ERISA has been incurred by Long Beach, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Long Beach, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) to the best knowledge of Long Beach all contributions or other amounts payable by Long Beach or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) to the best knowledge of Long Beach neither Long Beach, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Long Beach, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Long Beach there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Long Beach.

               (d) Except as set forth in Section 4.11(d) of the Long Beach Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Long Beach employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Long Beach employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Long Beach Disclosure Schedule, since December 31, 1998, neither Long Beach nor any of its Subsidiaries has taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in Section 4.11(d) of the Long Beach Disclosure Schedule.

               (e) To the best knowledge of Long Beach, (i) except as set forth in Section 4.11(e) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to or is bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any (x) consultants receiving in excess of $50,000 annually and
(y) employees, and (ii) except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Long Beach Disclosure Schedule and other agreements or arrangements set forth in Sections 4.11(d) and (e) of the Long Beach Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Long Beach or any Subsidiary to any officer or employee thereof. Long Beach has previously delivered or made available to Washington Mutual true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment and deferred compensation agreements (or forms thereof) that are in writing to which Long Beach or any of its Subsidiaries is a party.

               (f) Except as set forth in Section 4.11(f) of the Long Beach Disclosure Schedule, no current employee of Long Beach or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $200,000 for 1998 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Long Beach Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $200,000 in 1999.

        4.12 SEC Reports. Long Beach has previously made available to Washington Mutual an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 and prior to the date hereof by Long Beach or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Long Beach Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Long Beach and its Subsidiaries have timely filed all Long Beach Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Long Beach Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        4.13 Compliance with Applicable Law. Except as disclosed in Section 4.13 of the Long Beach Disclosure Schedule, Long Beach and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Long Beach or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Long Beach, and neither Long Beach nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. Set forth in Section
4.13 of the Long Beach Disclosure Schedule is a list of all states where Long Beach or any of its Subsidiaries holds a consumer finance company, consumer credit company, mortgage company, banking or similar license or charter, together with a description of the license or charter held.

        4.14 Certain Contracts.

               (a) Except as publicly disclosed in the Long Beach Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Long Beach or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Long Beach Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Long Beach Disclosure Schedule, is referred to herein as a "Long Beach Contract," and neither Long Beach nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. Long Beach has made available all contracts which involved payments by Long Beach or any of its Subsidiaries in fiscal year 1998 of more than $500,000 or which could reasonably be expected to involve payments during fiscal year 1999 of more than $500,000.

               (b) Except as set forth in Section 4.14(b) of the Long Beach Disclosure Schedule, each Long Beach Contract is valid and binding and in full force and effect, (ii) Long Beach and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Long Beach Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Long Beach or any of its Subsidiaries under any such Long Beach Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Long Beach.

        4.15 Agreements with Regulatory Agencies. Except as set forth in Section
4.15 of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
4.15 of the Long Beach Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Long Beach or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Long Beach is in full compliance with the settlement agreement dated September 5, 1996 between Long Beach's predecessor and the United States Department of Justice.

        4.16 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Long Beach included in the Long Beach Form 10-K for the year ended December 31, 1998 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither Long Beach nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect on Long Beach.

        4.17 Rights Agreement; Anti-takeover Provisions. Long Beach has taken all necessary action so that the entering into of this Agreement, the consummation of the transactions contemplated hereby, the entering into of the Stock Option Agreement and the exercise of the Option (as defined therein) do not and will not result in the grant of any rights to any person under the Long Beach Rights Agreement or enable or require the Long Beach Rights to be exercised, distributed or triggered. The Board of Directors of Long Beach has taken all necessary action so that the provisions of Section 203 of the DGCL (and any applicable provisions of the takeover laws of any other state) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option.

        4.18 Long Beach Information. The information relating to Long Beach and its Subsidiaries to be provided by Long Beach for inclusion in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        4.19 Title to Property.

               (a) Real Property. Section 4.19(a) of the Long Beach Disclosure Schedule contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof of other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Long Beach or any Subsidiary thereof has or claims in interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to Washington Mutual, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of Long Beach or any Subsidiary thereof. Except as disclosed on Section 4.19(a) of the Long Beach Disclosure Schedule, to the best knowledge of Long Beach, each such lease is valid and binding as between Long Beach or a Subsidiary thereof and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Section 4.19(a) of the Long Beach Disclosure Schedule) and quietly enjoys the premises provided for therein. Except as disclosed on
Section 4.19(a) of the Long Beach Disclosure Schedule, Long Beach and its Subsidiaries have owner's policies of title insurance insuring them to be the owners of all real property owned by them on the date of this Agreement, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations of financial condition of Long Beach and its Subsidiaries are in substantially good condition and repair.

               (b) Personal Property. Long Beach and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever except as publicly disclosed in the Long Beach Reports filed prior to the date hereof or as disclosed on Section 4.19(b) of the Long Beach Disclosure Schedule. With respect to personal property used in the business of Long Beach and its Subsidiaries which is leased rather than owned, neither Long Beach nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Long Beach.

        4.20 Insurance. Section 4.20 of the Long Beach Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Long Beach and its Subsidiaries (other than insurance policies under which Long Beach or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). Long Beach and its Subsidiaries are in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section
4.20 of the Long Beach Disclosure Schedule, Long Beach or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

        4.21 Environmental Liability. Except as set forth in Section 4.21 of the Long Beach Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Long Beach or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of Long Beach, threatened against Long Beach or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. To the knowledge of Long Beach, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Long Beach. To the knowledge of Long Beach, during or prior to the period of (i) its or any of its Subsidiaries, ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries, participation in the management of any property, or (iii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Long Beach. Neither Long Beach nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Long Beach.

        4.22 Opinion of Financial Advisor. Long Beach has received the opinion of Friedman, Billings, Ramsey & Co., Inc., dated May 18, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Long Beach Common Stock.

        4.23 Patents, Trademarks, Etc. Long Beach and each of its Subsidiaries owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of their existing businesses. Except for the agreements listed on Section 4.23 of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither Long Beach nor any of its Subsidiaries has received any communications alleging that any of them has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

        4.24 Loan Matters

               (a) All evidences of indebtedness ("Loans") reflected as assets on the books and records of Long Beach and its Subsidiaries were, as of March 31, 1999 and will be as of the

Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.

               (b) Each Loan outstanding at any time since May 2, 1997 and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Long Beach's underwriting standards and in material compliance with all applicable requirements of federal, state and local laws, regulations and rules.

               (c) None of the agreements pursuant to which Long Beach or any Subsidiary has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loans (other than a first payment default). Except as disclosed in Section 4.24(c) of the Long Beach Disclosure Schedule, neither Long Beach nor any of its Subsidiaries is in default under any such agreement or has received any notice alleging default.

               (d) All brokers and other third parties who originate or have originated Loans since May 2, 1997 have all required licenses and approvals from all jurisdictions requiring licenses and approvals and to the best knowledge of Long Beach, have complied and are not in violation of any applicable law, regulation, order, rule, policy or guideline of any Governmental Entity.

               (e) Neither Long Beach nor any Long Beach Subsidiary has since May 2, 1997 entered into any agreement, arrangement or commitment to securitize Loans.

               (f) Since May 2, 1997, the practices of Long Beach and its Subsidiaries with respect to compensation paid to mortgage brokers comply with the policy statement issued by Department of Housing and Urban Development ("HUD") in March 1999.

               (g) Long Beach is an approved residential subprime loan servicer by Standard & Poor's, is an approved FNMA seller/servicer and is licensed as a non-supervised mortgagee by HUD.

        4.25 Year 2000 Compliance. All computer hardware and software owned, used or licensed by Long Beach or any of its Subsidiaries, including but not limited to system and application programs, files, databases and computer services, the failure or disfunctionality of which would individually or in the aggregate have a Material Adverse Effect on Long Beach, is Year 2000 Compliant. "Year 2000 Compliant" means that such hardware and software will (a) correctly process date data from at least January 1, 1900 through December 31, 2000 without error or interruption due to date, (b) maintain functionality with respect to the input, storing, processing or output of records or data containing dates falling on or after January 1, 2000, and (c) be interoperable with other Year 2000 compliant hardware or software owned, used or licensed by Long Beach or any of its Subsidiaries which may deliver records to, receive records from or otherwise interact with such hardware or software in the course of processing records or data.

        4.26 Labor Matters. Neither Long Beach nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Long Beach or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Long Beach or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to Long Beach's knowledge, threatened, nor is Long Beach aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5. REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

        Washington Mutual hereby represents and warrants to Long Beach as follows:

        5.1 Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Washington Mutual. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Washington Mutual, a material adverse effect on the business, results of operations, financial condition or prospects of Washington Mutual and its Subsidiaries taken as a whole or a material adverse effect on Washington Mutual's ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that a Material Adverse Effect on Washington Mutual shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or GAAP or
(ii) any changes in general economic conditions affecting banks, savings associations or their holding companies generally. The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Long Beach are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        5.2 Capitalization. The authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value ("Washington Mutual Preferred Stock"). At the close of business on April 30, 1999, there were 594,850,100 shares of Washington Mutual Common Stock outstanding and no shares of Washington Mutual Preferred Stock outstanding. As of April 30, 1999, no shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the disclosure schedule of Washington Mutual delivered to Long Beach concurrently herewith (the "Washington Mutual Disclosure Schedule"), (ii) as provided in the Rights Agreement, dated as of October 16, 1990, between

Washington Mutual and First Interstate Bank of Washington (as amended and supplemented, the "Washington Mutual Rights Agreement"), and (iii) as set forth elsewhere in this Section 5.2(a), Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual Preferred Stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

        5.3 Authority; No Violation.

               (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Washington Mutual Common Stock constituting Merger Consideration) and thereby have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Long Beach) each constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

               (b) Except as set forth in Section 5.3(b) of the Washington Mutual Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby or thereby, nor compliance by Washington Mutual with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

        5.4 Consents and Approvals. Except for (i) approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (ii) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, (iii) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (iv) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Long Beach, (v) the applicable requirements of the HSR Act, (vi) the consents and approvals set forth in Section 5.4 of the Washington Mutual Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the other transactions contemplated hereby.

        5.5 Reports. Washington Mutual and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 5.5 of the Washington Mutual Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Washington Mutual, investigation into the business or operations of Washington Mutual or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Washington Mutual or any of its Subsidiaries.

        5.6 Financial Statements. Washington Mutual has previously made available to Long Beach copies of (a) the consolidated balance sheets of Washington Mutual and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Washington Mutual's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Washington Mutual, and (b) the unaudited consolidated balance sheets of Washington Mutual and its Subsidiaries as of March 31, 1998 and March 31, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Washington Mutual's Quarterly Report on Form 10-Q for the period ended March 31, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section
5.6 (including the related
notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in
Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

        5.7 Broker's Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

        5.8 Absence of Certain Changes or Events. Except as publicly disclosed in Washington Mutual Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since March 31, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

        5.9 Legal Proceedings.

               (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

               (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

        5.10 SEC Reports. Washington Mutual has previously made available to Long Beach an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 and prior to the date hereof by Washington Mutual with the SEC pursuant to the Securities Act or the Exchange Act (the "Washington Mutual Reports"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Washington Mutual has timely filed all Washington Mutual Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Washington Mutual Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        5.11 Compliance with Applicable Law. Except as disclosed in Section 5.11 of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Washington Mutual.

        5.12 Agreements with Regulatory Agencies. Except as set forth in Section
5.12 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section
5.12 of the Washington Mutual Disclosure Schedule, a "Washington Mutual Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Washington Mutual or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

        5.13 Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Long Beach or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

        6.1 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 6.1 or 6.2 of the Long Beach Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Long Beach shall, and shall cause each of its Subsidiaries to,
(i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and
(iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

        6.2 Long Beach Forbearances. Except as set forth in Section 6.2 of the Long Beach Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Long Beach shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual:

               (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock (except for dividends paid by any of the wholly owned Subsidiaries of Long Beach to Long Beach or any of its wholly owned Subsidiaries); or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

               (b) incur any indebtedness for borrowed money, other than short-term borrowings pursuant to warehouse and similar credit facilities in effect on the date of this Agreement or any replacement facilities with commercially reasonable terms as credit facilities existing as of the date hereof, or sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Long Beach Disclosure Schedule;

               (c) make any acquisition or investment, whether by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination, or by contributions to capital, or make any property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Long Beach;

               (d) enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $200,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $50,000 or (ii) has a term of less than one year; or make any material change in any of its leases or contracts, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

               (e) other than general salary increases consistent with past practices for employees other than executive officers, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

               (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "Representatives") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; provided, however, that, at any time prior to the time its stockholders shall have voted to approve this Agreement and the Merger, Long Beach may, and may authorize and permit its Representatives to, provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof, if Long Beach's Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that the failure to do so would constitute a breach of its fiduciary duties. Long Beach shall (i) advise Washington Mutual orally (within one day) and in writing (as promptly as practicable) of the receipt after the date hereof of any Takeover Proposal by it or by any of its Subsidiaries or any of its Representatives and (ii) unless its Board of Directors, based on the advice of its financial advisers and outside counsel, has determined in its reasonable good faith judgment that such action would constitute a breach of its fiduciary duties, inform Washington Mutual orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Washington Mutual informed of the status (including any changes in the material terms and conditions) thereof. Long Beach shall not furnish any nonpublic information to any other party pursuant to this Section 6.2(f) except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms contained in the Confidentiality Agreement (as defined in

Section 7.2(b) hereof). Long Beach will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Washington Mutual with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties. As used in this Agreement, "Takeover Proposal" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Long Beach or any of its Subsidiaries or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Long Beach or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

               (g) make any capital expenditures in excess of (A) $200,000 per project or related series of projects or (B) $400,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

               (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, office or loan production or servicing facility;

               (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice, or agree to guarantee the obligations of any other persons;

               (j) except as otherwise expressly permitted elsewhere in this
Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

               (k) except as otherwise expressly permitted hereby, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

               (l) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

               (m) amend its certificate of incorporation, bylaws or similar governing documents or the Long Beach Rights Agreement, or redeem or agree to redeem the Long Beach Rights;

               (n) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

               (o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) hedging its loan positions or commitments;

               (p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

               (q) make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Long Beach's independent public accountants;

               (r) enter into any securitizations of any loans; or

               (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

        6.3 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement and except for amendments to its articles of incorporation approved at its annual meeting of shareholders held on April 20, 1999, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Long Beach, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Long Beach Common Stock, or agree to, or make any commitment to, take any such action.

7. ADDITIONAL AGREEMENTS

        7.1 Regulatory Matters.

               (a) Washington Mutual and Long Beach shall promptly prepare and file with the SEC the Proxy Statement/Prospectus and the S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Washington Mutual and Long Beach shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Long Beach shall thereafter mail the Proxy Statement/Prospectus to its stockholders.

               (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

               (c) Washington Mutual and Long Beach shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy

Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Long Beach or any of their respective Subsidiaries to any Governmental Entity in connection with the merger and the other transactions contemplated by this Agreement.

               (d) Washington Mutual and Long Beach shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed.

        7.2 Access to Information.

               (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Long Beach shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Long Beach shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Long Beach is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither Long Beach nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (b) Washington Mutual shall hold all information furnished by Long Beach or any of its Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated November 3, 1998, between Washington Mutual and Long Beach (the "Confidentiality Agreement").

               (c) During the 30-day period prior to the Closing and from time to time after the date of this Agreement upon Long Beach's reasonable request, Long Beach and its Representatives shall have a reasonable opportunity to conduct an update of their due diligence review of Washington Mutual and its Subsidiaries. In order to permit such due diligence update, upon reasonable notice and subject to applicable laws relating to the exchange of information, Washington Mutual shall afford Long Beach and its Representatives reasonable access, during normal business hours during such 30-day period, to all its properties, books, contracts and records relating to the assets, stock ownership, properties, obligations, operations and liabilities of Washington Mutual and its Subsidiaries in which Long Beach may have a reasonable interest. Washington Mutual and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Washington Mutual or any of its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

               (d) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        7.3 Stockholder Approval. Long Beach shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger. Long Beach shall, through its Board of Directors, recommend to its stockholders approval of the Merger; provided, however, that this Section 7.3 shall not prohibit accurate disclosure by Long Beach of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of The Nasdaq Stock Market to be publicly disclosed.

        7.4 Legal Conditions to Merger.

               (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Long Beach shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Long Beach or Washington Mutual or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

               (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Long Beach agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Long Beach is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

        7.5 Affiliates. Long Beach shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Long Beach to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Long Beach pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger.

        7.6 Stock Exchange Listing. Washington Mutual shall use its best efforts to cause the shares of Washington Mutual Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        7.7 Employees; Employee Benefit Plans.

               (a) Washington Mutual shall, from and after the Effective Time,
(i) comply with the Plans in accordance with their terms, (ii) provide former employees of Long Beach and its Subsidiaries who remain as employees of Washington Mutual or its Subsidiaries credit for years of service with Long Beach or any of its Subsidiaries (and their predecessors) prior to the Effective Time for the purpose of eligibility and vesting and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Washington Mutual to be waived with respect to former employees of Long Beach who remain as employees of Washington Mutual or its Subsidiaries (and their eligible dependents) and who become participants in such group health plans. Nothing in this Section 7.7 shall be interpreted as preventing Washington Mutual or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

               (b) Long Beach agrees to amend its 401(k) plan prior to the Effective Time so that participant loans are no longer available.

               (c) If it is necessary under the Skadden, Arps, Slate, Meagher & Flom LLP, SEC No-Action Letter, Fed. Sec. L. Rep. (CCH) P. 77,515 (Jan. 12,
1999), for Washington Mutual's Board of Directors to approve the Merger to permit the acquisition of Washington Mutual Common Stock and options to purchase Washington Mutual Common Stock by directors, officers or employees of Long Beach who become directors or officers of Washington Mutual following the Effective Time to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d), then Washington Mutual's Board of Directors shall adopt appropriate resolutions prior to the Effective Time.

        7.8 Indemnification; Directors' and Officers' Insurance.

               (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Long Beach or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Long Beach, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond to such proceedings to the extent set forth in the next sentence. It is understood and agreed that after the Effective Time, Washington Mutual shall indemnify and hold harmless, as and to the fullest extent permitted by the corporate governance documents of Long Beach or its Subsidiaries as of the date hereof and by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Parry to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (collectively, "Claims"), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Washington Mutual; provided, however, that (1) Washington Mutual shall have the right to assume the defense thereof and upon such assumption Washington Mutual shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Washington Mutual elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Washington Mutual and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Washington Mutual shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Washington Mutual shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Washington Mutual shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Washington Mutual shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by the corporate governance documents of Long Beach or its Subsidiaries or applicable law. Any

Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially' prejudices Washington Mutual.

               (b) Without limiting any of the obligations under paragraph (a) of this Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Long Beach's Certificate of Incorporation or Bylaws or in the similar governing documents of any of Long Beach's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Long Beach or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual. Nothing contained in this Section 7.8(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Long Beach's Certificate of Incorporation or Bylaws or the similar governing documents of any of Washington Mutual's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

               (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Long Beach immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Date by the directors' and officers' liability insurance policy maintained by Long Beach (provided that Washington Mutual may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Long Beach than the terms and conditions of such existing policy and provided further that in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Long Beach for such insurance) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

               (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        7.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Washington Mutual and a Subsidiary of Long Beach) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Washington Mutual.

        7.10 Advice of Changes. Washington Mutual and Long Beach shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

        7.11 Subsequent Interim and Annual Financial Statements.

               (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

               (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Long Beach shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and stockholders' equity) of Long Beach and each of its Subsidiaries as of and for such month then ended,
(ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Long Beach or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing. All information furnished by Long Beach to Washington Mutual pursuant to this Section 7.11(b) shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

8. CONDITIONS PRECEDENT

        8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Long Beach entitled to vote thereon.

               (b) NYSE Listing. The shares of Washington Mutual Common Stock which shall be issued to the stockholders of Long Beach upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

               (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, including under the HSR Act, shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

               (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

               (f) Federal Tax Opinion. Washington Mutual and Long Beach shall have received an opinion, dated as of the Effective Date, of Foster Pepper & Shefelman PLLC in a form and substance reasonably satisfactory to Washington Mutual and Long Beach with respect to federal income tax laws substantially to the effect set forth in Annex A hereto.

        8.2 Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Long Beach set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Long Beach and its Subsidiaries taken as a whole. Washington Mutual shall have received a certificate signed on behalf of Long Beach by the Chief Executive Officer and Chief Financial Officer of Long Beach to the foregoing effect.

               (b) Performance of Obligations of Long Beach. Long Beach shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Long Beach by the Chief Executive Officer and the Chief Financial Officer of Long Beach to such effect.

               (c) Long Beach Rights Agreement. The Long Beach Rights issued pursuant to the Long Beach Rights Agreement shall not have become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

               (d) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on Long Beach, the Surviving Company or Washington Mutual or prevent Washington Mutual from realizing substantially all of the contemplated benefits of the transactions contemplated by this Agreement.

               (e) Director Resignations. Washington Mutual shall have received resignations from each director of Long Beach and each of its Subsidiaries, except to the extent otherwise requested by Washington Mutual.

               (f) Employment Agreements. Each of the employment agreements entered into at the date of this Agreement between Washington Mutual and the Long Beach executives set forth on Annex B shall be in full force and effect and there shall have been no default by any employee thereunder.

               (g) Noncompetition Agreements. Each of the noncompetition agreements entered into at the date of this Agreement between Washington Mutual and the Long Beach executives set forth on Annex C shall be in full force and effect and there shall have been no default by any employee thereunder.

        8.3 Conditions to Obligations of Long Beach. The obligation of Long Beach to effect the Merger is also subject to the satisfaction or waiver by Long Beach at or prior to the Effective Time of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual and its Subsidiaries taken as a whole. Long Beach shall have received a certificate signed on behalf of Washington Mutual by the chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

               (b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Long Beach shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

9. TERMINATION AND AMENDMENT

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of Washington Mutual and Long Beach in a written instrument, if the Board of Directors of each so determines;

               (b) by either Washington Mutual or Long Beach if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or
(ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

               (c) by either Washington Mutual or Long Beach if the Effective Time shall not have occurred on or before December 31, 1999, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; provided, however, if the failure of the Effective Time to occur by December 31, 1999 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this Section 9.1(c) shall not be exercisable until March 31, 2000;

               (d) by either Washington Mutual or Long Beach (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under
Section 8 hereof;

               (e) by either Washington Mutual or Long Beach if any approval of the stockholders of Long Beach contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

               (f) by the Board of Directors of Washington Mutual, if the Board of Directors of Long Beach shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its approval or recommendation of this Agreement and the transactions contemplated hereby or if a Change of Control (as defined below) of Long Beach shall have occurred;

               (g) by the Board of Directors of Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Long Beach Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Long Beach recommends that the stockholders of Long Beach tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

               (h) by the Board of Directors of Long Beach prior to the date on which the stockholders of Long Beach shall have voted to approve this Agreement and the Merger, if (i) any person or entity shall have made (and shall not have withdrawn) a Takeover Proposal that is determined by the Long Beach Board of Directors to constitute a Superior Proposal (as defined below), and (ii) the Long Beach Board of Directors determines in its good faith reasonable judgment, based upon the advice of outside counsel, that failure to terminate this Agreement in order to accept the Superior Proposal would constitute a breach of fiduciary duty; provided, however, that Long Beach may not terminate this Agreement pursuant to this Section 9.1(h) unless it has given Washington Mutual 10 Business Days prior written notice of its intention to so terminate this Agreement (which notice must specify all material terms and conditions of such Superior Proposal and the identity of the person or persons (or entity or entities, as the case may be) making such Superior Proposal) and has offered Washington Mutual the opportunity to amend the terms and conditions of this Agreement so that the failure of the Long Beach Board of Directors to terminate this Agreement, as so amended, in order to accept the Superior Proposal would not constitute a breach of fiduciary duty; and provided, further, that the Long Beach Board of Directors may not terminate this Agreement pursuant to this
Section 9.1(h) unless simultaneously with such termination Long Beach pays to Washington Mutual the amount specified in Section 9.2(b) and enters into a definitive acquisition, merger or similar agreement to effect and consummate such Superior Proposal with the person or entity making such Superior Proposal.

For purposes of this Agreement, (i) a "Superior Proposal" shall mean any bona fide Takeover Proposal made by an unaffiliated third party that the Long Beach Board of Directors determines in its good faith reasonable judgment (based on the advice of an independent financial advisor) represents superior value to the holders of Long Beach Common Stock than the transactions contemplated by this Agreement and for which any required financing is either committed or is, in the good faith reasonable judgment of Long Beach's Board of Directors (based on the advice of such independent financial advisor), reasonably capable of being obtained on a timely basis by the person making such Takeover Proposal; and (ii) a "Change of Control" shall mean the acquisition, directly or indirectly, by any person or entity, together with its affiliates (as defined in Rule 12b-2 under the Exchange Act), or any other group (as defined in Section 13(d) of the Exchange Act), including through the formation of any such group or the affiliation of any such persons or entities, of, or of the right to acquire or direct the exercise of, 30% or more of the voting power of the capital stock of Long Beach entitled to approve this Agreement and the Merger or to elect directors of Long Beach; or

               (i) by Washington Mutual if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred.

        9.2 Effect of Termination.

               (a) In the event of termination of this Agreement by either Washington Mutual or Long Beach as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Long Beach, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Long Beach shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

               (b) If this Agreement is terminated (A) by Washington Mutual pursuant to Section 9.1(f) or (g), (B) by Washington Mutual or Long Beach pursuant to Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Long Beach after a Takeover Proposal for Long Beach shall have been publicly disclosed, or any person or entity shall have publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal,
(C) by Long Beach pursuant to Section 9.1(h), (D) by Washington Mutual pursuant to Section 9.1(i) or (E) by Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such termination, a Takeover Proposal shall have been made known to Long Beach or any of its Subsidiaries or shall have been publicly disclosed to Long Beach's stockholders, or any person or entity shall have made known to Long Beach or any of its Subsidiaries or otherwise publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Long Beach or withdrawn prior to the time of such termination, then in any such case Long Beach shall pay to Washington Mutual a termination fee of $15 million. Washington Mutual shall not be entitled to a termination fee if Washington Mutual has exercised all or any part of the Option.

               (c) Any termination fee that becomes payable pursuant to Section 9.1(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual within one Business Day following the termination of this Agreement, except that any termination fee that is payable as a result of the termination of this Agreement pursuant to Section 9.1(h) or
Section 9.1(i) shall be paid simultaneously with such termination. Notwithstanding the foregoing, in no event shall Long Beach be obligated to pay any such fees to Washington Mutual if immediately prior to the termination hereof Long Beach was entitled to terminate this Agreement pursuant to Section 9.1(d).

               (d) Long Beach and Washington Mutual agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Long Beach fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Long Beach shall pay the costs and expenses (including legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

        9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Long Beach; provided, however, that after any approval of the transactions contemplated by this Agreement by Long Beach's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Long Beach stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

        10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Long Beach shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Washington Mutual, to:

               Washington Mutual, Inc.
               1201 Third Avenue, 15th Floor
               Seattle, WA  98101
               Fax: (206) 461-5739
               Attn: Craig Tall

               and:

               Washington Mutual, Inc.
               1201 Third Avenue, 15th Floor
               Seattle, WA  98101
               Fax: (206) 461-5739
               Attn: Fay L. Chapman

               with a copy to:

               Heller Ehrman White & McAuliffe
               6100 Columbia Center
               701 Fifth Avenue
               Seattle, WA  98104
               Fax:  (206) 447-0849
               Attn: Bernard L. Russell

               (b) if to Long Beach, to:

               Long Beach Financial Corporation
               1100 Town & Country Road
               Suite 1650
               Orange, CA  92868
               Fax:  (714) 543-6847
               Attn:  M. Jack Mayesh

               with a copy to:

               Gibson, Dunn & Crutcher LLP
               4 Park Plaza
               Irvine, CA  92614
               Fax:  (949) 451-4220
               Attn:  Robert E. Dean

        10.4 Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Long Beach, Washington Mutual or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

        10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        10.6 Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

        10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

        10.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.9 Publicity. Washington Mutual and Long Beach shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE (in the case of Washington Mutual) or The Nasdaq Stock Market (in the case of Long Beach). Without limiting the reach of the preceding sentence, Washington Mutual and Long Beach shall cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Long Beach and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with shareholder lists of Long Beach and (c) allow and facilitate Washington Mutual contact with shareholders of Long Beach and other prospective investors.

        10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, Washington Mutual and Long Beach have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                       WASHINGTON MUTUAL, INC.


                                       By:______________________________________
                                          Name:  Craig E. Tall
                                          Title:  Executive Vice President

                                       LONG BEACH FINANCIAL CORPORATION


                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________

                                     ANNEX A

                             CONTENT OF TAX OPINION

The legal opinion to be delivered pursuant to Section 8.1(f) shall be substantially to the effect that:

               (i) The merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and Washington Mutual and Long Beach will each be a party to the reorganization under Section 368(b) of the Code.

               (ii) No gain or loss will be recognized by a stockholder of Long Beach who, pursuant to the Agreement, exchanges shares of Long Beach Common Stock solely for shares of Washington Mutual Common Stock (except with respect to cash received in lieu of a fractional share interest in Washington Mutual Common Stock).

               (iii) Each Long Beach stockholder who receives cash in lieu of a fractional share of Washington Mutual Common Stock will be treated as receiving a distribution in redemption of the fractional share interest, will be taxed on the cash received in accordance with the provisions and limitations of Code
Section 302 (which in certain circumstances could result in the receipt of cash being taxed as a dividend) and, in general, such distribution in redemption will be recognized and treated as a payment in exchange for such fractional share interest.

               (iv) With respect to a Long Beach stockholder who exchanges shares of Long Beach Common Stock partially for Washington Mutual Common Stock and partially for cash, any gain realized on the Long Beach shares surrendered in the Merger will be recognized but not in excess of the amount of cash received (other than cash received in lieu of a fractional share); however, in certain circumstances, the provisions and limitations of Code Section 302 could result in the cash received being taxed in whole or part as a dividend. If a Long Beach stockholder realizes a loss in such an exchange, the loss cannot be recognized by the stockholder.

               (v) A Long Beach stockholder who has different blocks of Long Beach Common Stock, each with a different tax basis, must compute gain or loss separately for each such block of Long Beach Common Stock and no netting of gain or loss is allowed.

               (vi) Gain or loss will be recognized with respect to each Long Beach stockholder who holds Long Beach Common Stock and who exchanges such shares solely for cash; however, the provisions and limitations of Code Section 302 could result in the cash received being taxed as a dividend in certain circumstances.

               (vii) Gain or loss recognized generally will be capital gain or loss if the shares of Long Beach Common Stock were held by the Long Beach stockholder as capital assets. For such stockholder, if the shares have been held for more than one year the gain or loss will be long-term capital gain or loss. Whether or not the character of any taxable gain or loss is material to a Long Beach stockholder depends upon the particular circumstances of the stockholder.

               (viii) The aggregate basis of the Washington Mutual Common Stock received by a Long Beach stockholder who exchanges Long Beach Common Stock for at least some Washington Mutual Common Stock will be the same as the aggregate basis of the Long Beach Common Stock surrendered in exchange therefor, (a) reduced by the basis allocable to any fractional share for which cash is received and the amount of any cash payment received other than cash received in lieu of a fractional share, and (b) increased by the amount treated as a dividend, if any, and the amount of gain recognized due to the receipt of any such cash payment.

               (ix) The holding period of the Washington Mutual Common Stock received by a Long Beach stockholder will include the period during which the Long Beach Common Stock surrendered in exchange therefor was held if such Long Beach Common Stock surrendered in exchange therefor was held by such Long Beach stockholder as a capital asset at the Effective Time.

               (x) The discussion in the Proxy Statement/Prospectus regarding the material federal income tax consequences of the Merger, to the extent it constitutes summaries of legal matters or legal conclusions, is accurate in all material respects.

                                     ANNEX B

                   EMPLOYMENT AGREEMENTS UNDER SECTION 8.2(f)


M. Jack Mayesh
Edward Resendez
Frank J. Curry
William K. Komperda
James J. Sullivan
James H. Leonetti
Elizabeth A. Wood

                                     ANNEX C

                 NONCOMPETITION AGREEMENTS UNDER SECTION 8.2(g)


M. Jack Mayesh
Edward Resendez
Frank J. Curry
William K. Komperda